CONSENT OF WILLIAM PAUL GORANSON

The undersigned hereby consents to:

(i)

the filing of the written disclosure (the “Technical Disclosure”) regarding the “Nichols Ranch Uranium Project, 43-101 Technical Report, Preliminary Economic Assessment” dated February 28, 2015, contained in the Annual Report on Form 10-K for the period ended December 31, 2017 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of my name in the 10-K and the S-3.

/s/ William Paul Goranson
William Paul Goranson, P.E

Date: November 5, 2018